EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Announces Northern Border
Rate Case Settlement

HOUSTON, Texas – September 27 , 2012 –TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that Northern Border Pipeline Company (Northern Border) filed with the Federal Energy Regulatory Commission (FERC) a settlement with its customers to modify its transportation rates beginning in January 2013.  The settlement is expected to be approved by the FERC before the end of the year.

The settlement establishes maximum long-term transportation rates and charges on the Northern Border system. Commencing in January 2013, Northern Border’s rates will be reduced compared to current rates by approximately 11 percent. The settlement includes a three-year moratorium on filing rate cases or challenging the settlement rates, and requires that Northern Border file for new rates no later than January 1, 2018.  There are no other major changes to Northern Border’s services as a result of the settlement.

“Northern Border was obligated to file a rate case before the end of the year under the terms of its 2006 settlement and we are pleased to have reached this settlement agreement,” said Steve Becker, president of TC PipeLines, GP, Inc.  “Although Northern Border’s revenues will decrease beginning in January 2013, the settlement provides rate certainty for up to five years.”

Northern Border is a general partnership owned 50 percent by TC PipeLines, LP and 50 percent by ONEOK Partners, LP.  It is operated by a subsidiary of TransCanada Corporation, the parent of the Partnership’s General Partner.

TC PipeLines, LP (NYSE: TCP) has interests in over 5,550 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as a 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP.  For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 43.4 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  For more information, visit the website at www.oneokpartners.com.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements regarding expectations of future events and results.  TC PipeLines, LP believes that these statements are based on reasonable assumptions made with current and complete information but there is no guarantee that expectations of future results will be achieved.  These expectations are subject to a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those expressed or implied in this release are described in Part 1, Item 1A. Risk Factors of TC PipeLines, LP’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), copies of which are available to the public over the Internet at the SEC’s website (www.sec.gov) and at TC PipeLines, LP’s website (www.tcpipelineslp.com).  TC PipeLines, LP disclaims any intention or obligation to publicly update or revise any forward-looking statements to account for new information, future results or any other reason.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com